Exhibit 3.1

THE RMR GROUP INC.
FOURTH AMENDED AND RESTATED BYLAWS
Adopted September 13, 2017

THE RMR GROUP INC.
FOURTH AMENDED AND RESTATED BYLAWS
These fourth amended and restated bylaws are made as of the date set forth above by the board of directors of The RMR Group Inc.(the “Corporation”).
ARTICLE I
OFFICES

Section 1.1 PRINCIPAL OFFICE.  The principal office of the Corporation shall be located at such place or places as the board of directors may designate.

Section 1.2 ADDITIONAL OFFICES.  The Corporation may have additional offices at any other place or places that the board of directors determines from time to time or the business of the Corporation requires.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.1 PLACE.  All meetings of stockholders shall be held at the principal office of the Corporation or at any other place stated in the notice of the meeting.

Section 2.2 ANNUAL MEETING.  An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held at the time set by the board of directors.  Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

Section 2.3 SPECIAL MEETINGS.  The president or board of directors may call special meetings of the stockholders.

Section 2.4 NOTICE.  Before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at the meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose for which the meeting is called, either by mail, by facsimile or by presenting it to the stockholder personally or by leaving it at the stockholder’s residence or usual place of business.  If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s post office address as it appears on the records of the Corporation, with postage prepaid.  If given by facsimile, the notice shall be deemed to be given when transmitted to the stockholder at the stockholder’s facsimile number that appears on the Corporation’s records, if any, provided that confirmation of the transmission is received.  A single notice shall be effective as to all stockholders who share an address, except to the extent that a stockholder at the address objects to the single notice.  Failure to give notice of any meeting to one or more stockholders or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II, or the validity of any proceedings at that meeting.  The Corporation may postpone or cancel a meeting of stockholders if the Corporation gives notice to each stockholder entitled to vote at the meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting at least ten days prior to the date of the scheduled meeting.

Section 2.5 SCOPE OF NOTICE.  No business shall be transacted at a special meeting of stockholders except that specifically designated in the notice.  Any business of the Corporation may be transacted at the annual meeting without being specifically designated in the notice, except business that is required by statute to be stated in the notice.

Section 2.6 QUORUM.  At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter for the vote necessary for the adoption of any measure.  The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum was established, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.  If, however, a quorum is not present at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than the maximum number of days after the original record date allowed by the Maryland General Corporation Law (“MGCL”) without notice other than announcement at the meeting until a quorum is present.  At an adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the originally scheduled meeting.

Section 2.7 VOTING.  A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.  Each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation.  Unless otherwise provided in the charter, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Section 2.8 PROXIES.  A stockholder may vote the shares of stock owned of record by that stockholder, either in person or by proxy executed in writing by the stockholder or by a duly authorized attorney in fact.  A proxy shall be filed with the secretary of the Corporation before or at the time of the meeting.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 2.9 VOTING OF SHARES BY CERTAIN HOLDERS.  Shares registered in the name of another corporation, if entitled to be voted, may be voted by the president, a vice president or a proxy appointed by the president or a vice president of the other corporation, unless some other person who has been appointed to vote the shares pursuant to a bylaw or a resolution of the board of directors of the other corporation presents a certified copy of the bylaw or resolution, in which case that person may vote the shares.  Any fiduciary may vote shares registered in the name of that fiduciary, either in person or by proxy.  Shares of its own stock directly or indirectly owned by the Corporation shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.  The board of directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the board of directors considers necessary or desirable.  On receipt of the certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.

Section 2.10 INSPECTORS.  At any meeting of stockholders, the chairman of the meeting may, or upon the request of any stockholder shall, appoint one or more persons as inspectors for the meeting.  The inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform all other acts that are proper to conduct the election and voting with impartiality and fairness to all stockholders.  Each report of the inspector or inspectors shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at the meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors shall be prima facie evidence of the number of shares represented at the meeting and the results of the voting.

Section 2.11 VOTING BY BALLOT.  Voting on any question or in any election may be viva voce unless the presiding officer orders or any stockholder demands that voting be by ballot.

Section 2.12 TELEPHONE MEETINGS.  Stockholders may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 2.13 CONDUCT OF MEETINGS.  Every meeting of stockholders shall be conducted by an individual appointed by the board to be chairperson of the meeting or, in the absence of such appointment or the absence of the appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the president, the vice presidents in their order of seniority, or the secretary.  The secretary, an assistant secretary or a person appointed by the board or, in the absence of such appointment, a person appointed by the chairperson of the meeting shall act as secretary of the meeting and record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairperson of the meeting.  The chairperson of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairperson, are appropriate for the proper conduct of the meeting.

Section 2.14 RATIFICATION.  The stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the stockholders could have originally authorized the matter.  Moreover, any action or inaction challenged in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer, or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the stockholders, and if so ratified, shall have the same force and effect as if the challenged action or inaction had been originally duly authorized, and such ratification shall, to the maximum extent permitted by law, be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such challenged action or inaction.

ARTICLE III
DIRECTORS

Section 3.1 GENERAL POWERS.  The business and affairs of the Corporation shall be managed under the direction of its board of directors.

Section 3.2 INDEPENDENT DIRECTORS AND MANAGING DIRECTORS.  An “Independent Director” is one who is not an employee of the Corporation or its subsidiaries, who is not involved in the day to day activities of the Corporation or any of its subsidiaries and who meets the qualifications of an independent director (not including the specific independence requirements applicable only to members of the audit committee of the board of directors) under the applicable rules of each stock exchange upon which shares of stock of the Corporation are listed for trading and the U.S. Securities and Exchange Commission, as those requirements may be amended from time to time.  If the number of directors, at any time, is set at less than five, at least one director shall be a Managing Director.  So long as the number of directors shall be five or greater, at least two directors shall be Managing Directors.  A “Managing Director” shall mean a director who is not an Independent Director and who has been an employee of the Corporation or any of its subsidiaries or involved in the day to day activities of the Corporation, any of its subsidiaries or any of their predecessors for at least one year prior to their election.  If at any time the board of directors shall not be comprised of a number of Managing Directors as is required under this Section 3.2, the board of directors shall take such actions as will cure such condition; provided that the fact that the board of directors does not have the requisite number of Managing Directors or has not taken such action at any time or from time to time shall not affect the validity of any action taken by the board of directors.

Section 3.3 NUMBER, TENURE AND QUALIFICATIONS.  At any regular meeting or at any special meeting called for that purpose, a majority of the entire board of directors may establish, increase or decrease the number of directors.  The number of directors shall never be less than the minimum number required by the charter of the Corporation or the MGCL. The tenure of office of a director shall not be affected by any decrease in the number of directors. Each director shall hold office until the next annual meeting of stockholders and until the director’s successor is elected and qualifies.

Section 3.4 ANNUAL AND REGULAR MEETINGS.  An annual meeting of the board of directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this bylaw being necessary.  The board of directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the board of directors without notice other than that resolution.

Section 3.5 SPECIAL MEETINGS.  Special meetings of the board of directors may be called by or at the request of the president or by a majority of the directors then in office.  The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the board of directors called by them.

Section 3.6 NOTICE.  Notice of any special meeting shall be given by written notice delivered personally or by electronic mail, telephoned, facsimile transmitted, overnight couriered (with proof of delivery) or mailed to each director at his or her business or residence address.

Section 3.7 QUORUM.  A majority of the entire board of directors shall constitute a quorum for transaction of business at any meeting of the board of directors, provided that, if less than a majority of that number of directors are present at the meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.  The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.8 VOTING.  The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the board of directors, unless the concurrence of a greater proportion is required for the action under the Corporation’s charter or applicable statute.

Section 3.9 TELEPHONE MEETINGS.  Members of the board of directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 3.10 ACTIONS BY WRITTEN OR ELECTRONIC CONSENT.  Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if each director shall individually or collectively consent in writing or by electronic transmission to such action. Such written or electronic consent or consents shall be filed with the minutes of proceedings of the board of directors and shall have the same force and effect as the affirmative vote of such directors at a duly held meeting of the board of directors at which a quorum was present.

Section 3.11 VACANCIES.  Any vacancy on the board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, although that majority is less than a quorum.  Any vacancy on the board of directors by reason of an increase in the number of directors may be filled by a majority vote of the entire board of directors.  A director elected by the board of directors to fill a vacancy shall serve until the next annual meeting of stockholders and until the director’s successor is elected and qualifies.

Section 3.12 COMPENSATION.  The directors shall be entitled to receive such reasonable compensation for their services as directors as the board of directors may determine from time to time.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the board of directors or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as directors.  The directors shall be entitled to receive remuneration for services rendered to the Corporation in any other capacity, and such services may include, without limitation, services as an officer of the Corporation, services as an employee of the Corporation or its subsidiaries, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a director or any person affiliated with a director.

Section 3.13 SURETY BONDS. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 3.14 CERTAIN RIGHTS OF DIRECTORS AND OTHERS.  A director in his or her capacity as director shall have no responsibility to devote his or her full time to the affairs of the Corporation.  Any director, officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation to the fullest extent permitted by law.

Section 3.15 RATIFICATION.  The board of directors may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the board of directors could have originally authorized the matter.  Moreover, any action or inaction challenged in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the board of directors, and if so ratified, shall have the same force and effect as if the challenged action or inaction had been originally duly authorized, and such ratification shall, to the maximum extent permitted by law, be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such challenged action or inaction.

ARTICLE IV
COMMITTEES

Section 4.1 NUMBER, TENURE AND QUALIFICATIONS.  The board of directors may appoint from among its members an executive committee and other committees, composed of one or more directors, to serve at the pleasure of the board of directors.

Section 4.2 POWERS.  The board of directors may delegate to committees appointed under Section 4.1 any of the powers of the board of directors, except as prohibited by law.

Section 4.3 MEETINGS.  In the absence of any member of any committee, the members of that committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of the absent member.

Section 4.4 TELEPHONE MEETINGS.  Members of a committee of the board of directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.5 ACTIONS BY WRITTEN OR ELECTRONIC CONSENT.  Any action required or permitted to be taken at any meeting of a committee of the board of directors may be taken without a meeting, if each member of the committee shall individually or collectively consent in writing or by electronic transmission to such action. Such written or electronic consent or consents shall be filed with the minutes of proceedings of the committee of the board of directors and shall have the same force and effect as the affirmative vote of such members of the committee at a duly held meeting of the committee of the board of directors at which a quorum was present.

Section 4.6 VACANCIES.  The board of directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any committee.

ARTICLE V
OFFICERS

Section 5.1 GENERAL PROVISIONS.  The officers of the Corporation shall include a president, a secretary and a treasurer and may include managing directors, a chairman of the board, a vice chairman of the board, a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers.  The board of directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable.  The officers of the Corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders.  If the election of officers shall not be held at that meeting, the election shall be held as soon thereafter as may be convenient.  Each officer shall hold office until the officer’s successor is elected and qualifies or until the officer’s death, resignation or removal in the manner hereinafter provided.  Any two or more offices except president and vice president may be held by the same person.  In its discretion, the board of directors may leave unfilled any office except that of president, treasurer or secretary.  Election of an officer or agent shall not of itself create contract rights between the Corporation and that officer or agent.

Section 5.2 REMOVAL AND RESIGNATION.  Any officer or agent of the Corporation may be removed by the board of directors if in its judgment the best interests of the Corporation would be served thereby, but the removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Corporation may resign at any time by giving written notice of the resignation to the board of directors, the chairman of the board, the president or the secretary.  Any resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 5.3 VACANCIES.  A vacancy in any office may be filled by the board of directors for the balance of the term.

Section 5.4 SALARIES.  The salaries of the officers shall be fixed from time to time by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that that officer is also a director of the Corporation.

ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.1 CONTRACTS.  The board of directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation.  The authority may be general or confined to specific instances.

Section 6.2 CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by the officer or officers, agent or agents of the Corporation and in the manner determined from time to time by the board of directors or an officer designated by the board.

Section 6.3 DEPOSITS.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in banks, trust companies or other depositories designated by the board of directors.

ARTICLE VII
SHARES OF STOCK

Section 7.1 CERTIFICATES OF STOCK.  Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by that stockholder in the Corporation.  Each certificate shall be signed by the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the corporate seal.  The signatures may be either manual or facsimile.  Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of stock, each class may have its own number series.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued, so long as that officer was the proper officer at the time the officer signed the certificate.  Each certificate representing stock which is restricted as to its transferability or voting powers, which is preferred or limited as to its dividends or as to its share of the assets upon liquidation or which is redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary, plainly stated on the certificate.  In lieu of such statement or summary, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon request and without charge, a full statement of such information.

Section 7.2 UNCERTIFICATED STOCK.  In the event the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of those shares a written statement of the information required by the MGCL to be included on stock certificates.  There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.  If a class or series of stock is authorized by the board of directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of that class or series of stock unless otherwise determined by the board of directors and then only upon written request by that stockholder to the secretary of the Corporation.

Section 7.3 TRANSFERS OF STOCK.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by that stockholder and the board of directors has determined that a certificate may be issued.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in the share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Section 7.4 LOST CERTIFICATE.  The board of directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing the issuance of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance, require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as it shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 7.5 CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The board of directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  The board of directors may set a record date for the purpose of determining stockholders entitled to request a special meeting.  If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of the meeting is mailed or the 30th day before the meeting, whichever date is closer to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the board of directors, declaring the dividend or allotment of rights, is adopted.  If no record date is set within twenty (20) days of a stockholders’ request for a special meeting, the record date for determining stockholders entitled to request a special meeting shall be the date the request is first signed and delivered to the secretary of the Corporation.  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, the determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

Section 7.6 STOCK LEDGER.  The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of stock of each class held by each stockholder.

Section 7.7 ISSUANCE OF UNITS.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the board of directors may provide that for a specified period securities of the Corporation issued in units may be transferred on the books of the Corporation only in units.

ARTICLE VIII
FISCAL YEAR
The fiscal year of the Corporation shall begin on October 1 and end on September 30.

ARTICLE IX
DIVIDENDS

Section 9.1 DECLARATION.  Dividends upon the shares of stock of the Corporation may be declared by the board of directors, subject to the provisions of law and the charter.  Dividends may be paid in cash, property or shares of the Corporation, subject to the provisions of law and the charter.

Section 9.2 CONTINGENCIES.  Before payment of any dividends, there may be set aside out of any funds of the Corporation available for dividends the sum or sums which the board of directors from time to time, in its absolute discretion, deems proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for any other purpose which the board of directors determines to be in the best interest of the Corporation.  The board of directors may modify or abolish any reserve in the manner in which it was created.

ARTICLE X
SEAL

Section 10.1 SEAL.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Incorporated Maryland.”  The board of directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 10.2 AFFIXING SEAL.  Whenever the Corporation is required to place its corporate seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a corporate seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI
INDEMNIFICATION

Section 11.1 INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS. The Corporation hereby agrees to indemnify and hold harmless any current or former director or Executive Officer of the Corporation (each an “Indemnified Person”) to the maximum extent permitted under Maryland law, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Corporation to provide broader indemnification rights than the Corporation is providing immediately prior to such amendment), from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, whether or not by or in the right of the Corporation, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, in connection with any act or omission performed, or omitted to be performed, by such Indemnified Person by reason of the fact that such Indemnified Person is or was an Executive Officer or director of the Corporation, or is or was an Executive Officer or director of the Corporation serving at the request of the Corporation as an Executive Officer or director (or equivalent) of another corporation, partnership, joint venture, limited liability company, trust or other entity.  Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Corporation.  “Executive Officer” means, with respect to an entity, that entity’s chairman, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of that entity in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer of that entity who performs a significant policy-making function.

Section 11.2 NON-EXCLUSIVE.  The right to indemnification and the advancement of expenses conferred in this Article XI shall be in addition to any other right which any Indemnified Person may have or hereafter acquire under any insurance, statute, agreement, bylaw, action by the Corporation or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person.

Section 11.3 INSURANCE.  The Corporation may, but shall not be required to, maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss, including any expense, liability or loss described in Section 11.1 and whether or not the Corporation would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Article XI.

Section 11.4 NO DISQUALIFICATION.  An Indemnified Person shall not be denied indemnification in whole or in part under this Article XI solely because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies.

Section 11.5 INDEMNIFICATION OF OTHERS.  The Corporation shall have the power, with the approval of the board of directors, to provide indemnification and advancement of expenses to any person who is not an Indemnified Person.

Section 11.6 AGREEMENTS.  The Corporation shall have the power, with the approval of the board of directors, to enter into an agreement providing for the obligation of the Corporation to indemnify and advance expenses to any person.

Section 11.7 INVALIDATION; SUITS.  If this Article XI or any portion hereof shall be invalidated on any ground by any court or arbitration panel of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold each Indemnified Person harmless pursuant to this Article XI to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.  The provisions of this Article XI shall be applicable to all claims, demands, actions, suits or proceedings made or commenced after the adoption thereof whether arising from acts or omissions to act occurring before or after its adoption.

Section 11.8 AMENDMENT; WAIVER.  Neither the amendment nor repeal of this Article XI, nor the adoption, amendment or other modification of any subsection of this Article XI, nor the nor the adoption or amendment of any other provision of the bylaws or charter of the Corporation inconsistent with this Article XI shall adversely affect any right or protection of any Indemnified Person established pursuant to this Article XI existing at the time of such repeal, adoption, amendment or other modification or inclusion of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article XI, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article XI, would accrue or arise), prior to such repeal, adoption, amendment or other modification or inclusion of an inconsistent provision.

ARTICLE XII
WAIVER OF NOTICE
Whenever any notice is required to be given pursuant to the charter or bylaws of the corporation or pursuant to applicable law, a waiver of notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  A person’s attendance at any meeting shall constitute a waiver of notice of the meeting, except where the person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE XIII
VENUE; ARBITRATION

Section 13.1 VENUE.  The Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, manager, agent or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, manager, agent or employee of the Corporation arising pursuant to Maryland law or the Corporation’s charter or bylaws, including any disputes, claims or controversies brought by or on behalf of any holder of stock of the Corporation (which, for purposes of this Section 13.1, shall mean any stockholder of record or any beneficial owner of any class or series of stock of the Corporation, or any former holder of record or beneficial owner of any class or series of stock of the Corporation), either on his, her or its own behalf, on behalf of the Corporation or on behalf of any series or class of stock of the Corporation or holders of stock of the Corporation against the Corporation or any director, officer, manager, agent or employee of the Corporation, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the charter or these bylaws, including this Section 13.1, or (iv) any action asserting a claim against the Corporation or any director, officer, manager, agent or employee of the Corporation governed by the internal affairs doctrine of the State of Maryland.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Notwithstanding anything in these bylaws to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 13.2, This Section 13.1 shall not pre-empt resolution of the Dispute pursuant to Section 13.2.

Section 13.2 ARBITRATION.

Section 13.2.1. Any disputes, claims or controversies brought by or on behalf of any stockholder of the Corporation (which, for purposes of this Section 13.2 shall mean any stockholder of record or any beneficial owner of shares of stock of the Corporation or any former stockholder of record or former beneficial owner of shares of stock of the Corporation), either on his, her or its own behalf, on behalf of the Corporation or on behalf of any series or class of shares of stock of the Corporation or stockholders of the Corporation against the Corporation or any director, officer, agent or employee of the Corporation or of any of its subsidiaries, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the charter of the Corporation or these bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 13.2.  For the avoidance of doubt, and not as a limitation, a Dispute shall include a Dispute made derivatively on behalf of one party against another party and Disputes are intended to include derivative actions against directors or officers of the Corporation and class actions on behalf of stockholders against those individuals and the Corporation.

Section 13.2.2. There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA.  If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator.  If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

Section 13.2.3. The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

Section 13.2.4. In rendering an award or decision (an “Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  An Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 13.2.6, each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.

Section 13.2.5. Except as otherwise set forth in the charter of the Corporation or these bylaws, or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Corporation’s or any other party’s Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

Section 13.2.6. Notwithstanding any language to the contrary in these bylaws, any Award, including but not limited to any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”).  The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of such Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 13.2.5 hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

Section 13.2.7. Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 13.2.6, an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award except for actions relating to enforcement of this bylaw to arbitrate or any Award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

Section 13.2.8. This Section 13.2 is intended to benefit and be enforceable by the Corporation and the stockholders, directors, officers, agents or employees of the Corporation and of any of its subsidiaries and shall be binding on the stockholders of the Corporation and the Corporation, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 13.3 Notice.  Any person or entity purchasing or otherwise acquiring any interest in stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV
MISCELLANEOUS

Section 14.1 AMBIGUITY.  In the case of an ambiguity in the application of any provision of these bylaws or any definition contained in these bylaws, the board of directors shall have the sole power to determine the application of such provisions with respect to any situation based on the facts known to it and such determination shall be final and binding.

Section 14.2 INSPECTION OF BYLAWS.  The directors shall keep at the principal office for the transaction of business of the Corporation the original or a copy of the bylaws as amended or otherwise altered to date, certified by the secretary, which shall be open to inspection by the stockholders at all reasonable times during office hours.

Section 14.3 CONTROL SHARE ACQUISITION ACT.  Notwithstanding any other provision contained in the charter or these bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of capital stock of the Corporation.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw or amendment hereto, apply to any prior or subsequent control share acquisition.

Section 14.4 AMENDMENT OF BYLAWS. The board of directors shall have the exclusive power to adopt, alter or repeal any bylaws of the Corporation and to make new bylaws.